Exhibit (a)(4)

On June 11, 2025, Cohen & Company, Ltd. (“Cohen”) ceased to serve as the independent registered public accounting firm of ERShares Global Entrepreneurs and ERShares Private-Public Crossover ETF (the “Funds”). The Audit Committee of the Board of Trustees approved the replacement of Cohen with Tait, Weller & Baker LLP (“Tait”) on July 3, 2025. The report of Cohen on the financial statements of the Funds for the fiscal year ended June 30, 2024 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal year ended June 30, 2024, and during the subsequent interim period through July 3, 2025: (i) there were no disagreements between the registrant and Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such year or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-Kunder the Securities Exchange Act of 1934, as amended.

The Funds requested that Cohen furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR. On July 3, 2025, the Audit Committee of the Board of Trustees also recommended and approved the appointment of Tait as the Funds’ independent registered public accounting firm for the fiscal year ending June 30, 2025.

During the fiscal year ended June 30, 2024, and during the subsequent interim period through July 3, 2025, neither the Funds, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.